MID-ATLANTIC COMMUNITY BANKGROUP, INC.
Exhibit (11)--Statement re: computation of per share earnings


                                             9 Months Ended September 30,
                                              1997               1996
                                              ----               ----



PRIMARY

       Average shares outstanding                977,262            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                             33,064             30,458
                                          --------------    ---------------

       TOTAL                                   1,010,326            974,791
                                          ==============    ===============


       Net Income                         $    1,180,479    $     1,119,085
                                          ==============    ===============


       Per Share Amount                   $         1.17    $          1.15
                                          ==============    ===============


FULLY DILUTED

       Average shares outstanding                977,262            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using the year
         end market price, if higher
         than average market price                34,504             33,064
                                          --------------    ---------------

       TOTAL                                   1,011,766            977,397
                                          ==============    ===============


       Net Income                             $1,180,479       $  1,119,085
                                          ==============    ===============


       Per Share Amount                   $         1.17    $          1.14
                                          ==============    ===============



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